Exhibit 3.1

Amendment No. 2 to

Amended and Restated By-Laws

of

Cheniere Energy, Inc.

WHEREAS, Cheniere Energy, Inc. (the “Company”) has heretofore adopted the Amended and Restated By-Laws (the “Restated By-Laws”) of the Company; and

WHEREAS, the Company has heretofore adopted and approved Amendment No. 1 to the Restated By-Laws (collectively with the Restated By-Laws, the “By-Laws”); and

WHEREAS, the Company desires to further amend the Restated By-Laws (i) to eliminate a provision providing that officer compensation be established by the board of directors of the Company and (ii) in order for the Company to be eligible to participate in a direct registration program as required by Section 135 of the American Stock Exchange’s Company Guide;

NOW, THEREFORE, the Restated By-Laws are hereby amended, effective as of September 6, 2007, as follows:

1. SECTION 4.15 of ARTICLE IV regarding Compensation shall be deleted in its entirety.

2. ARTICLE V. SHARES AND TRANSFERS OF SHARES shall be amended and restated in its entirety to read as follows:

“SECTION 5.1. Certificated and Uncertificated Shares. Shares may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. To the extent that Shares are represented by certificates, such certificates shall be in such form or forms as shall be approved by the Board. Such certificate shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman, the President or any Vice President and the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

SECTION 5.2. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any Shares as the holder in fact thereof and accordingly shall not be bound to recognize any equitable of other claim to or interest in the Shares on the part of any other person whether or not it shall have express or other notice thereof except as otherwise provided by the laws of the State of Delaware.

SECTION 5.3. Transfers of Shares. Registration of transfers of Shares shall be made only on the books of the Corporation upon request of the registered holder of such Shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and, if the Shares are represented by certificates, upon the surrender of the certificate or certificates evidencing such Shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

SECTION 5.4. Addresses of Stockholders. Each Stockholder shall designate to the Secretary or transfer agents of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to such Stockholder, and, if any Stockholder shall fail to so designate such an address, corporate notices may be served upon such Stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such Stockholder.

SECTION 5.5. Lost, Destroyed and Mutilated Certificates. Each recordholder of any certificates representing Shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any Shares of which he is the recordholder. The Corporation may issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board or the transfer agents and registrars may, in their discretion, require the recordholder of the Shares evidenced by the lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond sufficient to indemnify the Corporation and said transfer agents and registrars against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5.6. Regulations. The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated or uncertificated Shares.

SECTION 5.7. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of Stockholders or any adjustment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of the Stockholders entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 5.8. Transfer Agents and Registrars. The Board may appoint or authorize any officer or officers to appoint one or more transfer agents and one or more registrars.”

3. Except as modified herein, the By-Laws are hereby specifically ratified and affirmed.

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